Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-83788) and related Prospectus of Kohl's Corporation for the registration of $300,000,000 aggregate amount of Debt Securities, Preferred Stock, Depository Shares, Common Stock and/or Warrants and to the incorporation by reference therein of our reports dated March 1, 2002, with respect to the consolidated financial statements and schedule of Kohl's Corporation included in its Annual Report on Form 10-K for the year ended February 2, 2002 filed with the Securities and Exchange Commission.




                                        /s/ Ernst & Young LLP

                                        Ernst & Young LLP



Milwaukee, Wisconsin
May 31, 2002